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                                                                      EXHIBIT 12


                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN MILLIONS OF DOLLARS, EXCEPT RATIO)
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                                                             1996
                                                            ------
EARNINGS:
Net earnings                                                $1,347
Taxes on income                                                686
Interest expense                                               700
Amortization of debt premium and discount, net                  (1)
Portion of rents representative of an interest factor          123
                                                            ------
Adjusted earnings before taxes and fixed charges            $2,855
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FIXED CHARGES:
Interest expense                                            $  700
Amortization of debt premium and discount, net                  (1)
Portion of rents representative of an interest factor          123
Capitalized interest                                             2
                                                            ------
Total fixed charges                                         $  824
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RATIO OF EARNINGS TO FIXED CHARGES                             3.5
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